FREE WRITING PROSPECTUS dated March 29, 2011 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-164694

Eksportfinans ASA
US$ 500mm FRN due 5 April 2013

Final Bond Terms: 29th March 2011

Issuer	Eksportfinans ASA
Rating	Aa1 (negative outlook) (Moody’s) / AA (outlook stable) (S&P)†
Lead Manager	Deutsche Bank AG London, Goldman Sachs International
Pricing Date	29 March 2011
Settlement Date	5 April 2011 (T+5)
Maturity Date	5 April 2013
Issue Amount	US$ 500,000,000
Benchmark	3 month US$ LIBOR
Coupon	3 month US$ LIBOR + 20 bps
Re-offer Price	100.000%
Re-offer Yield	3 month US$ LIBOR + 20 bps
Fees	None
Net Proceeds	US$ 500,000,000
Redemption Price	100.00% of notional amount
Day Count Fraction	Actual / 360 ISDA, Modified Following, Adjusted
Coupon Payment Dates:	Quarterly, every 5 July, 5 October, 5 January, and 5 April; starting on 5 July 2011 up to and including the Maturity Date
3m US$ LIBOR Definition:	3m US$ LIBOR will fix 2 London Business Days prior to the Coupon Payment Date Reference to REUTERS page LIBOR01
Business Days	New York, London, TARGET
Listing	NYSE
Documentation	Issuer’s US MTN Programme
Denominations	US$ 2,000 + US$ 1,000
Calculation Agent	Goldman Sachs International
Governing Law	New York Law
Format	SEC Registered
Settlement	DTC, Euroclear, Clearstream
ISIN	US28264QU939
CUSIP	28264QU93

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International collect at 1-866-471-2526.

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